Exhibit 99.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), dated and effective as of December 8, 2011 (the “Effective Date”), by and among LaGrange Capital Partners, LP, LaGrange Capital Partners Offshore Fund, Ltd., LaGrange Special Situations Yield Master Fund, Ltd. (each a “Seller” and collectively, the “Sellers”) and Terence Bernard Wise (the “Purchaser”).

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, subject to the terms and conditions set forth herein, 1,076,808 shares (the “Shares) of common stock, $0.01 par value per share (the “Common Stock”), of Forward Industries, Inc., a New York corporation (the “Company”) for aggregate consideration of $2,040,012.76 and Purchaser and Sellers wish to enter into an option agreement relating to the purchase and sale of an additional 506,733 shares of Common Stock as set forth herein.

NOW, THEREFORE, in consideration of the premises, mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intended to be legally bound, agree as follows:

            Section 1.  Purchase and Sale of the Shares.  Subject to the terms and conditions set forth herein, Purchaser hereby agrees to purchase from the Sellers, and the Sellers hereby agree to sell, transfer and assign to Purchaser, free and clear of any (a) lien, charge, pledge, tax, security interests, option, warrant, purchase right, contract, commitment, claim, derivative right, voting trust, community property interest, transfer restriction or other encumbrance or charge of any kind or nature, whether direct or indirect incurred by any Seller and (b) liability, obligation, debt or claim of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, the 1,076,808 Shares, including the rights to any accrued but unpaid dividends thereon, if and when declared, at a cash purchase price of $1.8945 per share, for an aggregate purchase price of $2,040,012.76 (the “Purchase Price”).   Purchaser agrees to transfer the Purchase Price by wire transfer of immediately available funds in U.S. Dollars, on or before the Effective Date, to Littman Krooks LLP, as escrow agent (the “Escrow Agent”) pursuant to Section 2.2 below.

            As a condition of the agreements contained in this Agreement, Purchaser and Sellers are entering into an option agreement of even date herewith for an additional 506,733 shares of Common Stock on the terms and subject to the conditions of the form of Option Agreement attached hereto as Exhibit A.

Section 2.  Closing; Escrow.

2.1       Closing.  Upon the terms and subject to the conditions set forth herein, the consummation of the purchase and sale of the Common Stock (the “Closing”) shall occur as of the Effective Date at the offices of Littman Krooks, LLP, 655 Third Avenue, 20th Floor, New York, NY 10017 or remotely via the exchange of documents and signatures.  Certificates for shares purchased hereunder shall be transmitted by the Sellers to the Purchaser by crediting the account of the Purchaser’s broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission (“DWAC”) system if the Company is a participant in such system, and otherwise by physical delivery to the address specified by the Purchaser.  The instructions for delivery the Shares by DWAC are set forth on Schedule A hereto.  The Closing shall not be effective until the full Purchase Price for all the Common Stock has been transferred in accordance with Sections 1 and 2.3 hereof.

2.2       Purchase Price in Escrow.  Sellers and Purchaser agree that Escrow Agent will act as Escrow Agent hereunder and hold the Purchase Price in escrow pursuant to the terms of this Agreement.  Escrow Agent hereby accepts such appointment hereunder and agrees to hold the Purchase Price until Escrow Agent’s receipt of evidence of the delivery of the Shares as described in Section 2.3 below.  Sellers and the Purchaser agree that the duties of Escrow Agent hereunder are purely ministerial in nature and that Escrow Agent shall incur no liability hereunder or otherwise (except in the event, and to the extent, of its gross negligence or willful misconduct) for any action taken by it hereunder or for any failure or refusal to act pursuant to this Agreement.  Each Seller and the Purchaser releases Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of the Escrow Agent’s duties hereunder.

2.3       Release of Purchase Price from Escrow.  Sellers acknowledge and agree that no funds representing the Purchase Price shall be released by the Escrow Agent from escrow to the Sellers in connection with the purchase by the Purchaser of the Shares from the Sellers hereunder without the receipt by the Escrow Agent of (x) physical share certificates representing the Shares in the name of the Purchaser, or (y) a written confirmation from DWAC confirming receipt from Sellers of the Shares into the account of the Purchaser’s broker with the Depository Trust Company.  Immediately upon Escrow Agent’s receipt of the physical share certificates or confirmation from DWAC, as applicable, Escrow Agent shall release the Purchase Price and wire the funds to the Sellers in the amounts to the wiring instructions set forth on Schedule B hereto.

            Section 3.  Representations, Warranties and Covenants of the Sellers.   Each Seller, jointly and severally, hereby represents and warrants to Purchaser as follows:

            3.1A    Organization. Each Seller is duly organized, validly existing and in good standing under the laws of the State or country or organization and each has full power and authority to own, lease and operate its properties and assets and to conduct its business as conducted.

3.1       Corporate Action, Binding Effect.  All corporate and partnership action (including, if applicable, consent of the limited partners) on the part of each Seller necessary for the authorization, execution, delivery, and performance of all of each such Seller's obligations under this Agreement has been taken.  This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other laws affecting creditors’ rights generally, and (b) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

3.2       Ownership of the Shares.  The Seller has good and valid title to the Shares, free and clear of all liens, charges, claims or encumbrances.  There are no outstanding or authorized options, warrants, rights, calls, commitments, conversion rights, rights of exchange or other agreements of any character, contingent or otherwise, providing for the purchase, issuance or sale of any of the Shares, or any arrangements that require or permit any of the Shares to be voted by or at the discretion of anyone other than the Seller, and there are no restrictions of any kind on the transfer of any of the Shares.

                                    3.3       Authorization. All action on the part of Seller, necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of the Seller hereunder has been taken prior to the Closing.

            3.4       Non-Contravention. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Seller will not result in any violation of any instrument, judgment, order, writ, decree or contract (including, without limitation, that certain Settlement Agreement, dated August 10, 2010, by and between Sellers and the Company), statute, rule or regulation to which the Seller is subject, or constitute, with or without the passage of time and giving of notice, an event that results in the creation of any lien, charge or encumbrance upon any of the Common Stock..

3.5       Compliance with Laws.   No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority, on the part of the Seller, is required in connection with the consummation of the transactions contemplated by this Agreement.

3.6       Exempt Transaction.  Based in part upon Seller’s reliance on the Purchaser’s representations in Section 4.3 hereof, the sale of the Common Stock contemplated by this Agreement is exempt from registration under the Securities Act of 1933, as amended (the “1933 Act”).

3.7              Brokers.  No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of any Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, on account of any action taken by any Seller in connection with any of the transactions contemplated under this Agreement.  The Sellers, jointly and severally, agree to indemnify and hold the Purchaser harmless from and against any claim or liability resulting from any party claiming any such commission or fee, if such claims shall be contrary to the foregoing statement.

3.8              Board Nominee.  In connection with the sale of the Shares, in the event any of the New Appointees (as defined in that certain Settlement Agreement, dated as of August 10, 2011 (the “Settlement Agreement”), by and between the Company and the LaGrange Group (as defined in the Settlement Agreement)) should step down from, or not stand for re-election to, the Issuer’s Board, the LaGrange Group has agreed to nominate to the Company’s Nominating and Governance Committee one or more nominees of the Purchaser in order to fill such vacancy(ies) in accordance with the terms and conditions of the Settlement Agreement.

            Section 4.  Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to each Seller as follows:

4.1              Binding Effect.  This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other laws affecting creditors’ rights generally and (b) general principles of equity, regardless of whether asserted in a proceeding in equity or at law

4.2              Authorization. All action on the part of the Purchaser, necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of the Purchaser hereunder has been taken prior to the Closing.

4.3              Accredited Investor.  The Purchaser confirms that such Purchaser is an “accredited investor” pursuant to Rule 501 of Regulation D under the 1933 Act.

            4.4       Non-Contravention. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Purchaser will not result in any violation of any instrument, judgment, order, writ, decree or contract, statute, rule or regulation to which the Purchaser is subject.

4.5       Compliance with Laws.   No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority, on the part of the Purchaser, is required in connection with the consummation of the transactions contemplated by this Agreement.

4.6              Sellers as “Affiliates” of the Company.  Purchaser acknowledges that it has been informed that the Sellers are “affiliates” of the Company as that term is defined in Rule 144(a)(1) as promulgated under the 1933 Act, has consulted with counsel and is aware of the restrictions on transfer of the Shares under U.S. federal and state securities laws and regulations.

4.7              Voting.  Purchaser covenants that, if during the term of the Option Agreement dated as of the date hereof by and among the Sellers and the Purchaser, (the “Option Agreement”), the Company shall consider a Corporate Transaction (as defined in the Option Agreement) and Sellers notify the Purchaser of the Sellers’ intention to vote any shares of the Company’s capital stock in favor of such proposed Corporate Transaction, that Purchaser shall vote the Shares and any other shares of the Company’s capital stock now owned or hereafter acquired by Purchaser in favor of such proposed Corporate Transaction.  If any shares of capital stock of the Company are acquired by any affiliate of the Purchaser, Purchaser shall cause such affiliate(s) to vote such shares in accordance with this Section 4.7.

Section 5.  Indemnification.

5.1       Sellers, jointly and severally, shall indemnify and hold harmless the Purchaser, and its officers, managers, members, agents, assigns, affiliates, successors and personal representatives, from and against any and all damages, losses, obligations, claims, actions or causes of action, encumbrances, costs, expenses (including reasonable costs and attorneys’ fees incurred by the indemnified party) or other liabilities of any kind or nature (collectively, “Damages”) arising from or related to the breach by any Seller of any representation, warranty or agreement made by the Sellers hereunder.

5.2       The Purchaser shall indemnify and hold harmless the Sellers and their respective officers, managers, members, agents, assigns, affiliates, successors and personal representatives from and against any and all Damages arising from the breach by the Purchaser of any representation, warranty or agreement made by the Purchaser hereunder.

            Section 6.  Additional Terms.

6.1              Notices.   All notices, requests, consents and demands shall be in writing and shall be personally delivered (effective upon receipt), mailed, postage prepaid (effective three business days after dispatch), telecopied or telegraphed (effective upon receipt of telecopy in complete, readable form), or sent via a reputable overnight courier service (effective the following business day), to Sellers and the Purchaser at:

Sellers:             Frank LaGrange Johnson

                        570 Lexington Avenue, 27th Floor

                        New York, NY 10022

                        Fax: (212) 993-7056

                        with a copy to:

                                                Littman Krooks, LLP

                                                655 Third Avenue, 20th Floor

                                                New York, NY 10017

                                                Attn.: Martin W. Enright, Esq.

                                                Fax: (212) 490-2990

                        or to the Purchaser at:

                                                the address listed on the Signature Page hereto

                                                with a copy to:

                                                N. I. Jacobs & Associates

                                                355 Lexington Avenue, 6th Fl.

                                                New York NY 10017

                                                Fax (646) 219-3050

                                                Attn: Neil I. Jacobs, Esq.

6.2       Amendments and Waivers; Survival of Covenants, Representations and Warranties.  Except as set forth in this Agreement, changes in or additions to this Agreement may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), upon the written consent of the Sellers and the Purchaser.  The representations, warranties, covenants and agreements of Purchaser and Sellers contained herein shall survive the Closing Date without limit.

6.3       Entire Agreement; Governing Law.  This Agreement (a) and the Acknowledgment entered into among the Sellers and the Purchaser of even date incorporate the entire understanding and agreement of the parties and supersedes all previous agreements and/or discussions between the Purchaser and the Sellers solely with respect to the purchase and sale of the Common Stock hereunder; and (b) shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to such State’s conflict of laws principles.  The parties hereto (1) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (2) waives any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding.  The Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company's address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding.  THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

 6.4      Severability.   The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision herein.

6.5       Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto, the Company and their respective successors and permitted assigns.

6.6       Further Assurances.  Each party to this Agreement agrees to perform any and all further acts and to execute and deliver any documents that may reasonably be necessary to carry out the provisions of this Agreement.

6.7       Execution in Counterparts.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(Signature pages to follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

            SELLERS:

                                                            LaGrange Capital Partners, LP.

By: LaGrange Capital Management, L.L.C.,

        its General Partner

                   By:/S/ Frank LaGrange Johnson

                                                                        Frank LaGrange Johnson,

 its sole Member

                                                            LaGrange Capital Partners Offshore Fund, Ltd.

                                                            By: LaGrange Capital Administration, L.L.C.,

                                                                    its Investment Manager

                    By:  /S/ Frank LaGrange Johnson

                                                                         Frank LaGrange Johnson,

   its Managing Member

LaGrange Special Situations Yield Master Fund, Ltd.

                                                            By: LaGrange Capital Administration, L.L.C.,

                                                                    its Investment Manager

                    By:/S/ Frank LaGrange Johnson

                                                                         Frank LaGrange Johnson,

   its Managing Member

PURCHASER:

            /S/ Terenace Bernard Wise

            Terence Bernard Wise

Address:  Brambledown, 8 Valley Way, Gerrards Cross

    Buckinghamshire SL9 7PN, United Kingdom

ESCROW AGENT:

Littman Krooks, LLP

            By:/S/ Martin Enright

                   Name: Martin Enright

                   Title: Partner

With Respect to Section 3.8 only:

LaGrange Capital Management, L.L.C.

            By: /S/ Frank LaGrange Johnson

                                                                 Frank LaGrange Johnson,

                                                                  its sole Member

                                                            LaGrange Capital Administration, L.L.C.

By: /S/ Frank LaGrange Johnson

                                                                 Frank LaGrange Johnson,

                  its Managing Member

/S/ Frank LaGrange Johnson

                                                            Frank LaGrange Johnson